EXHIBIT 10.3

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is made as of this              day of             , 2009 (the “Effective Date”) by and among BOSTWICK LABORATORIES, INC. (“Purchaser”) and COMMONWEALTH BIOTECHNOLOGIES, INC. (“Seller”).

W I T N E S S E T H :

Concurrently with the execution and delivery of this Agreement, pursuant to the terms and conditions of an Asset Purchase Agreement dated              (the “Asset Purchase Agreement”), the Purchaser is purchasing from Seller certain assets of the Seller used in the operation by Seller of the business of providing research and development and support services, including laboratory support related to (i) molecular biology; (ii) protein expression and analysis and peptide synthesis and purification; (iii) bio-analytical services; (iv) assay development and validation; and (v) microbiology, virology and biosafety testing, on a fee-for-service basis to governmental agencies, the biotechnology and pharmaceutical industry and other entities, in all cases providing such services through CBI Services and Fairfax Identity Laboratories (FIL) at Richmond, Virginia (the operations of CBI Services and Fairfax Identity Laboratories referred to collectively herein as the “Business”).

Section 7.1.4 of Asset Purchase Agreement requires that non-competition agreements contained herein be executed and delivered by the Seller as a condition to the purchase of the Assets by the Purchaser.

Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Asset Purchase Agreement.

NOW THEREFORE, in consideration of the payment to the Seller, pursuant to the Asset Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Non-Compete. The Seller and the Purchaser acknowledge and agree that the goodwill value of the Seller comprises an essential portion of the consideration received by the Purchaser under the Asset Purchase Agreement for which the Purchaser is paying the Purchase Price and the Purchaser would not enter into the Asset Purchase Agreement or purchase the Assets from the Seller without the Seller’s agreement to the provisions of this Agreement. Accordingly, the Seller covenants as follows:

(a) For a period of three (3) years after the Effective Date (the “Non-Competition Period”), the Seller will not, directly or indirectly, compete with the Purchaser by locating any business in the Commonwealth of Virginia that would engage, in activities in a competitive capacity that compete with the Purchaser’s operation of the Business. In addition, during the Non-Competition Period Seller shall not solicit the existing customers of the Business identified on Schedule 2.1.3(a) to the Asset Purchase Agreement.

(b) The Purchaser agrees that competition for purposes of Section 1(a) above shall include only engaging in competitive activity either as a manager, owner or operator and that this Agreement shall not prohibit the following activities irrespective of the geographic location of such activities: (i) any activities of (a) Mimotopes Pty Ltd, (b) Venturepharm Laboratories Limited or (c) any other entity that is or may become affiliated or associated with the Seller through merger, consolidation, asset purchase or other acquistion (such other entity together with Mimotopes Pty Ltd and Venturepharm Laboratories are hereinafter collectively referred to as the “Excluded Entities”), including the activites of the Seller or its employees acting on or behalf of the Excluded Entities, provided that during the Non-Competition Period the Excluded Entities shall not solicit the existing customers of the Business identified on Schedule 2.1.3(a) to the Asset Purchase Agreement; or (ii) the Seller’s engaging regulatory consulting services in the area of pharmaceuticals, bio-pharmaceuticals, diagnostics and/or medical devices.

(c) If any provision of this Section 1 relating to the time period, geographic area or scope of activities shall be declared by a court of competent jurisdiction to exceed the maximum time period, geographic area or scope of activities, as applicable, said time period, geographic area or scope shall be deemed to be, and thereafter shall become, the maximum time period, geographic area or greatest scope that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

2. Nondisparagement. The Seller agrees that it will not, in any way, do or say anything at any time which could reasonably be interpreted as intended to disparage or harm the reputation or business or other interests of the Purchaser and/or any of its officers, employees, or agents. The Purchaser agrees that it will not, in any way, do or say anything at any time which could reasonably be interpreted as intended to disparage or harm the reputation or business or other interests of the Seller and/or any of its officers, employees, or agents.

3. Injunctive Relief.

(a) Seller acknowledges that the remedies at law for any breach by it of any restrictive covenant contained in this Agreement will be inadequate and that the Purchaser shall be entitled to injunctive relief against Seller in addition to any other remedy and damages available. Seller acknowledges that the restrictions contained herein are reasonable, but agrees that if any court of competent jurisdiction shall hold such restrictions unreasonable as to time, geographic area, activities, or otherwise, such restrictions shall be deemed to be reduced to the extent necessary in the opinion of such court to make them reasonable.

(b) Seller agrees that the non-competition obligations contained herein shall be extended by the length of time which Seller shall have been in breach of any of said provisions. Seller recognizes that the time periods included in the restrictive covenants contained herein shall begin on the date a court of competent jurisdiction, enters an order enjoining such Seller from violating such provisions unless good cause can be shown as to why the periods described should not begin at that time.

4. Review by Counsel. Seller understands the nature of the burden imposed by the restrictive covenants contained in this Agreement. Seller acknowledges that he or it is entering into the Agreement on his or its own volition, and that Seller has been given the opportunity to have this Agreement reviewed by his or its legal counsel. Seller represents that upon careful review, such party knows of no reason why any restrictive covenant contained in this Agreement is not reasonable and enforceable.

5. Restrictive Covenants of the Essence. The restrictive covenants of the Seller set forth herein are of the essence of this Agreement; they shall be construed as independent of any other provision in this Agreement; and the existence of any claim or cause of action of any Seller against Purchaser, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Purchaser of the restrictive covenants contained herein. The Purchaser shall at all times maintain the right to seek enforcement of these provisions whether or not any Purchaser has previously refrained from seeking enforcement of any such provision as to Seller.

6. Assignability. The obligations of the Seller under this Agreement shall be binding on such parties’ heirs, executors, legal representatives and assigns. Such obligations shall inure to the benefit of any successors or assigns of the Purchaser. The Seller specifically acknowledges that in the event of a sale of all or substantially all of the assets or stock of Purchaser, or any other event or transaction resulting in a change of ownership or control of Purchaser’s business, the rights and obligations of the parties hereunder shall inure to the benefit of any transferee, purchaser, or future owner of Purchaser’s business.

7. Severability. It is the intention of the parties that the provisions of the restrictive covenants herein shall be enforceable to the fullest extent permissible under the applicable law. If any clause or provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as a part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid, and enforceable.

8. Attorneys’ Fees. The prevailing party shall be entitled to recover all costs and expenses (including any reasonable attorneys’ fees) which it incurs with respect to the determination or enforcement of its rights under this Agreement.

9. Consent to Jurisdiction and Venue. Seller hereby irrevocably submits to the nonexclusive jurisdiction of the Circuit Court of the County of Chesterfield, Virginia, in any action or proceeding arising out of, or relating to, this Agreement, and Seller hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such Court. Seller agrees that a final judgment in any action or proceeding, shall, to the extent permitted by applicable law, be conclusive and may be enforced in other jurisdictions by suit on the judgment, or in any other manner provided by applicable law related to the enforcement of judgments.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PURCHASER:

BOSTWICK LABORATORIES, INC.

By:
David G. Bostwick
Chief Executive Officer

SELLER:

COMMONWEALTH BIOTECHNOLOGIES, INC.

By:
Richard J. Freer, Ph.D.
Chief Operating Officer

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